Exhibit 99.17

AST ALGER ALL-CAP GROWTH PORTFOLIO

Of

AMERICAN SKANDIA TRUST

Special Meeting of Shareholders-October 14, 2005

Shareholder Voting Ballot

PROPOSAL 1:

To approve or disapprove a Plan of Reorganization of the Trust on behalf of the AST Alger All-Cap Growth Portfolio and the AST Neuberger Berman Mid-Cap Growth Portfolio of the Trust, that provides for the acquisition of all of the net assets of the AST Alger All-Cap Growth Portfolio in exchange for shares of the AST Neuberger Berman Mid-Cap Growth Portfolio, the distribution of such shares to the shareholders of the AST Alger All-Cap Growth Portfolio, and the liquidation and dissolution of the AST Alger All-Cap Growth Portfolio.

RESOLVED, that the Plan of Reorganization of the Trust on behalf of the AST Alger All-Cap Growth Portfolio and the AST Neubergen Berman Mid-Cap Growth Portfolio of the Trust, that provides for the acquisition of all of the net assets of the AST Alger All-Cap Growth Portfolio in exchange for shares of the AST Neuberger Berman Mid-Cap Growth Portfolio, the distribution of such shares to the shareholders of the AST Alger All-Cap Growth Portfolio, and the liquidation and dissolution of the AST Alger All-Cap Growth Portfolio is hereby approved.

( ) FOR	( ) AGAINST	( ) ABSTAIN

Date: , 2005

Name of Shareholder

Signature of Shareholder